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                                   EXHIBIT 5.


                FORM OF INVESTMENT MANAGEMENT AND ADMINISTRATION
                  AGREEMENT BY AND BETWEEN THE HOLLAND TRUST ON
                      BEHALF OF THE GROWTH FUND AND HOLLAND
                               CAPITAL MANAGEMENT








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                                     FORM OF

               INVESTMENT MANAGEMENT AND ADMINISTRATION AGREEMENT


     INVESTMENT MANAGEMENT AGREEMENT ("Agreement") made as of the ___ day of ___________, 1996, by and between THE HOLLAND TRUST, a Delaware business trust (the "Trust"), on its own behalf and on behalf of each series thereof, and HOLLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the "Investment Manager").


                              W I T N E S S E T H:

     WHEREAS, the Trust intends to engage in business as an open-end management investment company of the series type and register as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Trust desires to retain the Investment Manager to provide investment management and administrative services to the Trust and each series thereof identified in Schedule A hereto (each a "Fund"),() in the manner and on the terms and conditions hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.   DUTIES AND RESPONSIBILITIES OF THE INVESTMENT MANAGER.

     1.1. INVESTMENT MANAGEMENT SERVICES. The Investment Manager shall, subject to the supervision of the Board of Trustees of the Trust, act as investment manager of each Fund and, as such, shall:

          1.1.1. INVESTMENT OF ASSETS. Supervise and direct the investment of each Fund's assets in accordance with applicable law, and the investment objectives,


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(1)  The Trust initially will offer shares of beneficial interest in a single series, the Growth Fund, which initially will be the only Fund listed on Schedule A hereto. The Trust may in the future offer shares in additional series. The term "Funds" and "each Fund" as used herein shall refer to each series of the Trust identified in Schedule A hereto, even when Schedule A identifies only one Fund.



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     investment program, policies, and restrictions set forth in the Fund's current prospectus ("Prospectus") and Statement of Additional Information ("SAI") contained in the Trust's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), and subject to such further limitations as the Board of Trustees of the Trust may from time to time impose by written notice to the Investment Manager.

          1.1.2. INVESTMENT PROGRAM. The Investment Manager shall operate a continuing program for the management of each Fund's assets and resources. In furtherance of these duties and responsibilities, the Investment Manager is authorized, in its discretion and without prior consultation with the Trust to: (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets for each Fund; and (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Investment Manager may select for a Fund.

     1.2. ADMINISTRATIVE SERVICES. The Investment Manager shall oversee the administration of the Trust's and each Fund's business and affairs as set forth herein and shall provide certain services required for effective administration of the Trust and the Funds. In connection therewith, the Investment Manager shall:

          1.2.1. OFFICE AND OTHER FACILITIES. Furnish, without cost to the Trust, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Investment Manager's duties to the Trust under this Agreement.

          1.2.2. PERSONNEL. Provide, without additional remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Investment Manager's duties under this Agreement.

          1.2.3. AGENTS. Assist the Trust in selecting, coordinating the activities of, supervising and acting as liaison with, any other person or agent engaged by the Trust, including the Trust's depository agent, custodian, consultants, transfer agent, dividend disbursing agent, independent accountants, and independent legal counsel. The Investment Manager shall also monitor the functions of such persons and agents to ensure that their activities adhere to the provisions of the Trust's current Prospectus(es) and SAI(s), and to ensure compliance with applicable laws, including without limitation compliance of the Trust and the Trust's custodian(s) with Rule 17f-5 under the 1940 Act, if appropriate.

          1.2.4. TRUSTEES AND OFFICERS. Authorize and permit those partners and employees of the Investment Manager who are natural persons and who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or additional cost to the Trust.


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          1.2.5.    BOOKS AND RECORDS.  Maintain customary records, on behalf
     of the Trust, in connection with the performance of the Investment Manager's duties under this Agreement. The Investment Manager also shall monitor and oversee the performance of the agents specified in Subparagraph 1.2.3. above, to ensure that all financial, accounting, corporate, and other records required to be maintained and preserved by the Fund or on its behalf shall be maintained in accordance with applicable laws and regulations.

          1.2.6. COST OVERSIGHT. Monitor and review activities and procedures of the Trust and its agents identified in Subparagraph 1.2.3. above, in order to identify and seek to obtain possible service improvements and cost reductions.

          1.2.7. ACCOUNTING AND COMPLIANCE POLICIES AND PROCEDURES. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of, accounting and compliance policies and procedures, including valuation procedures of each Fund's portfolio, expense allocation procedures, personal trading procedures and the Trust's Code of Ethics. The Investment Manager also shall assist and coordinate participation by the Trust and its agents in any audit by its outside auditors or any examination by federal or state regulatory authorities or any self-regulatory organization. The Investment Manager also shall oversee and coordinate the activities of the Trust's accountants, outside counsel, and other experts in these audits or examinations.

          1.2.8. SYSTEMS. Assist in developing, implementing, and monitoring the Trust's use of automated systems for the purchase, sale, redemption and transfer of shares and for recording and tracking such transactions. The Investment Manager also shall assist in developing, implementing, and monitoring the Trust's use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.

          1.2.9. REPORTS TO THE TRUST. Furnish to or place at the disposal of the Trust such information, reports, evaluations, analyses, and opinions relating to its administrative functions as the Trust may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Trust. The Investment Manager also shall assist in the preparation of agendas and other materials for meetings of the Trust's Board of Trustees and shall attend such meetings.

          1.2.10. REPORTS AND FILINGS. Provide appropriate assistance in the development and/or preparation of all reports and communications by the Trust to shareholders of the Trust and all reports and filings necessary to maintain the registrations and qualifications of the Trust's shares under federal securities law.

          1.2.11. SHAREHOLDER INQUIRIES. Respond to all inquiries from shareholders of the Trust or otherwise answer communications from shareholders if such inquiries or communications are directed to the Investment Manager. If any such inquiry or communication would be more properly answered by one of the agents listed in


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     Subparagraph 1.2.3. above, the Investment Manager shall coordinate, as needed, the provision of their response.


2.   ALLOCATION OF EXPENSES.

     2.1. EXPENSES PAID BY THE INVESTMENT MANAGER.

          2.1.1. IN GENERAL. The Investment Manager shall bear all of its own expenses in connection with the performance of its duties under this Agreement.

          2.1.2. SALARIES AND FEES OF PARTNERS. The Investment Manager shall pay all salaries, expenses, and fees, if any, of the partners and employees of the Investment Manager who are trustees, officers or employees of the Trust.

          2.1.3. WAIVER OR ASSUMPTION AND REIMBURSEMENT OF TRUST EXPENSES BY THE INVESTMENT MANAGER. The waiver or assumption and reimbursement by the Investment Manager of any expense of the Trust that the Investment Manager is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Investment Manager to waive, assume, or reimburse the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Investment Manager.

     2.2. EXPENSES PAID BY THE TRUST. The Trust shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Investment Manager as provided in this Agreement or any other agreement between the Trust and the Investment Manager, and as described in the Trust's current Prospectus(es) and SAI(s).


3.   FEES.

          3.1. COMPENSATION RATE. The Trust on behalf of each Fund shall pay the Investment Manager, as compensation for all services rendered, facilities provided, and expenses waived or assumed and reimbursed by the Investment Manager pursuant to this Agreement, annual fees as specified on Schedule A hereto.

          3.2. METHOD OF COMPUTATION. The fees shall accrue on each calendar day and the sum of the daily fee accruals for each Fund shall be paid monthly to the Investment Manager on the first business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for the applicable Fund, described in Subparagraph 3.1. above, and multiplying the product by the net assets


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     of the Fund in accordance with the Trust's current Prospectus as of the close of business on the last preceding business day on which the Fund was open for business.

          3.3. PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

          3.4. LIMITATION OF FEE. In the event the expenses of a Fund (including the fees of the Investment Manager and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Investment Manager shall reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the investment management fee at the end of any month shall be reduced or postponed or, if necessary, a refund shall be made to the Fund so that at no time shall there be any accrued but unpaid liability under this expense limitation.


4.   BROKERAGE.

     Subject to seeking best execution, and subject to any policies or procedures as then approved by the Board of Trustees of the Trust, the Investment Manager, in carrying out its duties under Subparagraph 1.1. above, may cause a Fund to pay a broker-dealer that furnishes brokerage or research services (as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) a higher commission than that which might be charged by another broker-dealer that does not furnish brokerage or research services or that furnishes brokerage or research services deemed to be of lesser value, if the Investment Manager determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by the broker-dealer viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager with respect to other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Investment Manager shall be prepared to show that commissions paid: (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Investment Manager in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Investment Manager is also authorized to consider sales of


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shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of "best execution."


5.   INVESTMENT MANAGER'S USE OF THE SERVICES OF OTHERS.

     The Investment Manager may at its own cost (except as contemplated by Paragraph 4 above) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment Manager or the Trust with such (i) statistical and other factual information, (ii) advice regarding economic factors and trends, (iii) advice as to occasional transactions in specific securities, or (iv) other information, advice, or assistance as the Investment Manager may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Investment Manager or the Trust, or in the discharge of the Investment Manager's overall responsibilities with respect to any accounts, if any, for which it serves as investment manager.


6.   OWNERSHIP AND CONFIDENTIALITY OF RECORDS.

     All records required to be maintained and preserved by the Trust, pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Investment Manager on behalf of the Trust are the property of the Trust and shall be surrendered by the Investment Manager promptly on request by the Trust. The Investment Manager shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Investment Manager shall keep confidential any information obtained in connection with their duties hereunder and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.


7.   REPORTS TO THE INVESTMENT MANAGER.

     The Trust shall furnish or otherwise make available to the Investment Manager such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.


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8.   SERVICES TO OTHER CLIENTS.

     Nothing herein contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment management and/or administrative services to other investment companies (including but not limited to one or more series of the Trust), to act as investment adviser or investment counselor to other persons, firms, or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Trust.


9. LIMITATION OF LIABILITY OF THE INVESTMENT MANAGER AND INDEMNIFICATION BY THE TRUST.

     9.1.  LIMITATION OF LIABILITY.

          9.1.1. Neither the Investment Manager nor any of its partners, employees or agents performing services for the Trust, at the direction or request of the Investment Manager in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Investment Manager's services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Trust, in connection with the matters to which this Agreement relates; PROVIDED, that nothing herein contained shall be construed to protect the Investment Manager or any such person against any liability to the Trust or its shareholders to which the Investment Manager or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Trust.

          9.1.2. The Investment Manager may apply to the Board of Trustees of the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and consult with accountants and other experts with respect to any matter arising in connection with the Investment Manager's duties, and the Investment Manager shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts.

     9.2.  INDEMNIFICATION BY THE TRUST.

          9.2.1. As long as the Investment Manager acts in good faith and with due diligence and without gross negligence, the Trust shall indemnify the Investment Manager and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and


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     liabilities (including reasonable investigation expenses) arising directly or indirectly out of the services rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          9.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Investment Manager harmless, the Board of Trustees of the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Investment Manager shall use all reasonable care to identify and notify the Board of Trustees of the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.


10.  INDEMNIFICATION BY THE INVESTMENT MANAGER.

     10.1. The Investment Manager shall indemnify the Trust and its officers and trustees, and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any service rendered to the Trust hereunder and arising or based upon the willful misfeasance, bad faith, or gross negligence of the Investment Manager, its partners, employees, and agents in the performance of its or their duties on behalf of the Trust. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     10.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Investment Manager may be asked to indemnify or hold the Trust and its officers and trustees harmless, the Investment Manager shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust shall use all reasonable care to identify and notify the Investment Manager promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Investment Manager, but failure to do so in good faith shall not affect the rights hereunder.


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11.  TERM OF AGREEMENT.

     The term of this Agreement shall begin on the day and year first above written, and unless sooner terminated as hereinafter provided, shall continue in effect for a period of one year. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, that such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Funds in accordance with the requirements of the 1940 Act; and PROVIDED FURTHER, that in either event such continuance also is approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party (hereinafter "non-interested Trustees"). Any approval of this Agreement by the holders of a majority of the outstanding voting securities of a Fund shall be effective to continue this Agreement, notwithstanding the fact that (i) a comparable agreement has not been approved by the holders of a majority of the outstanding shares of any other series of the Trust and (ii) this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Investment Manager shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.


12.  AMENDMENT AND ASSIGNMENT OF AGREEMENT.

     Any amendment to this Agreement shall be in writing and signed by the parties hereto; PROVIDED, that no material amendment shall be effective unless authorized by resolution of the Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Funds, or, in the case of an amendment to this Agreement with respect to a particular Fund, by a resolution of the Board of Trustees of the Trust and/or a vote of a majority of the outstanding voting securities of such Fund, as required by applicable law. An amendment to this Agreement with respect to a particular Fund shall include without limitation adding a Fund to, or deleting a Fund from, Schedule A hereto, and adding a fee schedule for a Fund on Schedule A, or modifying or deleting such fee schedule.


13.  TERMINATION OF AGREEMENT.

     This Agreement may be terminated by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination by the Trust such action shall have been authorized by (i) resolution of the Board of Trustees of the Trust, including a majority of the non-interested Trustees, or (ii) a majority of the outstanding voting securities of the Funds. In the case of termination by the Trust with respect to a particular Fund, such action shall have been


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authorized by (i) resolution of the Board of Trustees of the Trust, including a majority of the non-interested Trustees, or (ii) a majority of the outstanding voting securities of such Fund. In the case of termination by the Investment Manager, such termination shall not be effective until the Trust shall have contracted with one or more persons to serve as successor investment manager for the Trust and such person(s) shall have assumed such position.


14.  MISCELLANEOUS.

     14.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (i) if to the Investment Manager, to Holland Capital Management, L.P., Suite 3260, 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Mr. Louis A. Holland, and (ii) if to the Trust, to The Holland Trust, Suite 3260, 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Mr. Louis A. Holland.

     14.2. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     14.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

     14.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

     14.5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     14.6. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



ATTEST:                            THE HOLLAND TRUST




_________________________     By: _____________________________________________
                              Name:  Louis A. Holland
                              Title: President and Chairman of the Board of
                                     Trustees


ATTEST:                       HOLLAND CAPITAL MANAGEMENT, L.P.





_________________________     By: _____________________________________________
                              Name:  Louis A. Holland
                              Title: Managing Partner and Chief Investment
                                     Officer




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                                   SCHEDULE A

                SERIES OF THE HOLLAND TRUST AND SCHEDULE OF FEES

The Growth Fund

     .85% of the average daily net assets up to $500 million
     .75% of the average daily net assets up to the next $500 million .65% of the average daily net assets in excess of $1 billion




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